FILED PURSUANT TO RULE 424(b)(3)
REG. STATEMENT NO. 333-138735

PROSPECTUS

246,250 Shares

ITERIS, INC.

Common Stock

This prospectus relates to the disposition from time to time of a total of 246,250 shares of the common stock of Iteris, Inc. or interests therein by the selling stockholders listed on page 15 and their transferees.  The prices at which the selling stockholders may sell or otherwise dispose of their shares or interests therein will be determined by the selling stockholders.  We will not receive any of the proceeds from the sale of these shares.

Our common stock is listed on the American Stock Exchange under the symbol “ITI”.  On November 14, 2006 the last reported sale price for our common stock was $2.35 per share.

You should carefully consider the risk factors beginning on page 3 of this prospectus before purchasing any of the common stock offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is November 30, 2006.

THE COMPANY

We are a leading provider of outdoor machine vision systems and sensors that optimize the flow of traffic and enhance driver safety.  Using our proprietary software and Intelligent Transportation Systems (“ITS”) industry expertise, we provide video sensor systems, transportation management and traveler information systems and other engineering and consulting services to the ITS industry.  The ITS industry is comprised of companies applying a variety of technologies to enable the safe and efficient movement of people and goods.  We use our outdoor image recognition software expertise to develop proprietary algorithms for video sensor systems that improve vehicle safety and the flow of traffic.  Using our knowledge of the ITS industry, we design and implement transportation management systems that help public agencies reduce traffic congestion and provide greater access to traveler information.

Our Vantage product is a video vehicle detection system that detects the presence of vehicles on roadways.  Vantage systems are used at signalized intersections to enable a traffic controller to more efficiently allocate green signal time and are also used for incident detection and highway traffic data collection applications.  We sell and distribute our Vantage products primarily to commercial customers and municipal agencies.

Our AutoVue Lane Departure Warning (“LDW”) systems consist of a small windshield mounted sensor that uses proprietary software to detect and warn drivers of unintended lane departures.  Our AutoVue LDW systems are currently offered as an option on certain trucks, including Mercedes, MAN, Iveco, DAF, Scania, Freightliner and International.  In September 2003, we entered into an agreement with Valeo Schalter and Sensuren GmbH (“Valeo”), pursuant to which we granted Valeo the exclusive right to sell and manufacture our AutoVue LDW systems to the worldwide passenger car market in exchange for royalty payments for each AutoVue LDW unit sold.  Pursuant to this agreement, we also provide specific contract engineering services, technical marketing and sales support to Valeo to enable the launch of our LDW technology on three Infiniti platforms, the FX, M and Q, where the device is offered as part of the technology option package.  We believe that AutoVue is a broad sensor platform that, through additional software development, may be expanded to incorporate additional safety and convenience features.

Our transportation management systems business includes transportation engineering and consulting services focused on the planning, design, development and implementation of software-based systems that integrate sensors, video surveillance, computers and advanced communications equipment to enable public agencies to monitor, control and direct traffic flow, assist in the quick dispatch of emergency crews and distribute real-time information about traffic conditions.  Our services include planning and other engineering for the implementation of transportation infrastructure and related communications systems, analysis and study related to goods movement and commercial vehicle operations, and parking systems designs.  These services and systems are sold to local, state and national transportation agencies in the United States.

We currently operate in three reportable segments: Roadway Sensors, Automotive Sensors and Transportation Systems.  The Roadway Sensors segment includes our Vantage vehicle detection systems for traffic intersection control, incident detection and certain highway traffic data collection applications.  The Automotive Sensors segment is comprised of all activities related to our AutoVue LDW systems for vehicle safety.  The Transportation Systems segment includes transportation engineering and consulting services and the development of transportation management and traveler information systems for the ITS industry.

We were originally incorporated in Delaware in 1987 as Odetics, Inc. and in September 2003 changed our name to Iteris Holdings, Inc. to reflect our focus on the ITS industry and our capital structure at that time.  On October 22, 2004, we completed a merger with our majority-owned subsidiary, Iteris, Inc., and officially changed our corporate name from Iteris Holdings, Inc. to Iteris, Inc.  Our common stock is listed on the American Stock Exchange under the symbol “ITI”.  Our principal executive offices are located at 1515 South Manchester Avenue, Anaheim, California 92802, and our telephone number is (714) 774-5000.  Our website is www.iteris.com.  Information available on our website does not constitute part of this prospectus.

AutoVue®, Iteris® and Vantage® are among the trademarks of Iteris, Inc.  Any other trademarks or trade names mentioned herein are the property of their respective owners.

RISK FACTORS

Our business is subject to a number of risks, some of which are discussed below.  Other risks are presented elsewhere in this prospectus and in the information incorporated by reference into the prospectus.  You should consider the following risks carefully in addition to the other information contained in this prospectus (including the information incorporated by reference) before purchasing shares of our common stock.  The risks and uncertainties described below are not the only ones facing us.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.  If any of these risks actually occurs, our business, financial condition or results of operations could be seriously harmed.  In that event, the market price for our common stock could decline and you may lose all or part of your investment.

We Have Historically Experienced Substantial Losses And May Continue To Experience Losses For The Foreseeable Future. Although we had net income of $80,000 from continuing operations in the year ended March 31, 2006, we experienced net losses from continuing operations of $11.3 million and $1.9 million in the years ended March 31, 2005 and 2004, respectively. While we have divested other business units, we cannot assure you that our efforts to downsize our operations or reduce our operating expenses will improve our financial performance, or that we will be able to achieve profitability on a quarterly or annual basis in the future. Most of our expenses are fixed in advance. As such, we generally are unable to reduce our expenses significantly in the short-term to compensate for any unexpected delay or decrease in anticipated revenues. As a result, we may continue to experience operating losses and net losses, which would make it difficult to fund our operations and achieve our business plan, and could cause the market price of our common stock to decline.

We May Need To Raise Additional Capital In The Future, Which May Not Be Available On Terms Acceptable To Us, Or At All.  We have generated significant net losses and operating losses in recent periods, and have experienced volatility in our cash flows from operations ranging from positive cash flows from operations of $590,000 in the year ended March 31, 2005 to negative cash flows from operations of $718,000 in the year ended March 31, 2004.  Additionally, we failed to meet certain debt covenants under our prior credit agreement in two of our last six fiscal quarters, but replaced that credit facility in October 2006 with a new two year credit facility with a different bank.

At September 30, 2006, we had $19,000 of cash and cash equivalents and relied on our line of credit to fund our operations. We may need to raise additional capital in the near future to fund our operations or to repay indebtedness. Such additional capital may be raised through bank borrowings, or other debt or equity financings. We cannot assure you that any additional capital will be available on a timely basis, on acceptable terms, or at all, and such additional financing may result in further dilution to our stockholders.

Our capital requirements will depend on many factors, including, but not limited to:

•                  market acceptance of our products and product enhancements, and the overall level of sales of our products;

•                  our ability to control costs;

•                  the supply of key components for our products;

•                  our ability to generate net income;

•                  increased research and development expenses;

•                  increased sales and marketing expenses;

•                  technological advancements and our competitors’ response to our products;

•                  capital improvements to new and existing facilities and enhancements to our infrastructure and systems;

•                  potential acquisitions of businesses and product lines;

•                  our relationships with customers and suppliers;

•                  government budgets, political agendas and other funding issues, including potential delays in government contract awards;

•                  our ability to successfully negotiate credit arrangements with our bank; and

•                  general economic conditions, including the effects of the current economic slowdown and international conflicts.

If our capital requirements are materially different from those currently planned, we may need additional capital sooner than anticipated. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and such securities may have rights, preferences and privileges senior to our common stock. Additional financing may not be available on favorable terms, on a timely basis, or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to continue our operations as planned, develop or enhance our products, expand our sales and marketing programs, take advantage of future opportunities or respond to competitive pressures.

If Our Internal Controls Over Financial Reporting Do Not Comply With The Requirements Of The Sarbanes-Oxley Act, Our Business And Stock Price Could Be Adversely Affected. Along with our independent registered public accounting firm, we will be evaluating the effectiveness of our internal controls over financial reporting to comply with Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 currently requires us to evaluate the effectiveness of our internal controls over financial reporting at the end of each fiscal year beginning in our fiscal year ending March 31, 2008 at the earliest, and to include a management report assessing the effectiveness of our internal controls over financial reporting in all annual reports beginning with our Annual Report on Form 10-K for the fiscal year ending March 31, 2008 at the earliest. Section 404 also requires our independent accountant to attest to, and report on, management’s assessment of our internal controls over financial reporting. We may not be able to complete our Section 404 compliance on a timely basis and even if we timely complete our compliance requirements, our independent auditors may still conclude that our internal controls over financial reporting are not effective.

Our management, including our CEO and CFO, does not expect that our internal controls over financial reporting will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within the company have been, or will be detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and we cannot assure you that any design will succeed in achieving its stated goals under all potential future conditions. Over time, our controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

As of March 31, 2005, we became aware of a material weakness in our internal controls related to the accounting for the consolidation of our deferred compensation savings plan and certain contract administration. We cannot assure you that we or our independent registered public accounting firm will not identify additional material weaknesses in our internal controls. A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Based on our evaluation, our management concluded that, as of March 31, 2004, our internal control over financial reporting was not effective due to the existence of one material weakness. We may experience additional material weaknesses in the future. If our internal controls over financial reporting are not considered adequate, we may experience a loss of public confidence, which could have an adverse effect on our business and our stock price.

We May Experience Production Gaps Which Could Materially And Adversely Impact Our Sales And Financial Results And The Ultimate Acceptance Of Our Products.  It is possible that we could experience unforeseen quality control issues or part shortages as we increase production to meet current demand of our products. We have historically used single suppliers for certain of our components in our AutoVue and Vantage products. Should any such delay or disruption occur, our future sales will likely be materially and adversely affected.

Additionally, we rely heavily on select contract manufacturers to produce many of our products.  Although we believe our contract manufacturers have sufficient capacity to meet our production schedules for the foreseeable future and we believe we could find alternative contract manufacturing sources if necessary, we could experience a production gap if for any reason our contract manufacturers were unable to meet our production requirements.

We Depend Upon Valeo To Market Our AutoVue Technologies For The OEM Passenger Car Market. We have granted Valeo the exclusive right to sell and manufacture our AutoVue LDW system to the worldwide passenger car market in exchange for royalty payments for each AutoVue unit sold. As such, the future success and broad market acceptance of our AutoVue technologies in the passenger car market will depend upon Valeo’s ability to manufacture, market and sell our technologies, and to convince more OEM passenger car manufacturers to adopt our technologies. If Valeo does not devote considerable resources and aggressively pursue opportunities, our expansion into the passenger car market could be adversely affected.

We May Be Unable To Attract And Retain Key Personnel, Which Could Seriously Harm Our Business. Due to the specialized nature of our business, we are highly dependent on the continued service of our executive officers and other key management, engineering and technical personnel. The loss of any of our executive officers or key members of management could adversely affect our business, financial condition or results of operations. Our success will also depend in large part upon our ability to continue to attract, retain and motivate qualified engineering and other highly skilled technical personnel. In particular, the future success of our Transportation Systems business will depend on our ability to hire additional qualified engineers and planners. Competition for qualified employees, particularly development engineers, is intense. We may not be able to continue to attract and retain sufficient numbers of such highly skilled employees. Our inability to attract and retain additional key employees or the loss of one or more of our current key employees could adversely affect our business, financial condition and results of operations.

If We Are Unable To Develop And Introduce New Products And Product Enhancements Successfully And In A Cost-Effective And Timely Manner, Or Are Unable To Achieve Market Acceptance Of Our New Products, Our Operating Results Would Be Adversely Affected. We believe our revenue growth and future operating results will depend on our ability to complete development of new products and enhancements, introduce these products in a timely, cost-effective manner, achieve broad market acceptance of these products and enhancements, and reduce our product costs. We cannot guarantee the success of these products and we may not be able to introduce any new products or any enhancements to our existing products on a timely basis, or at all. In addition, the introduction of any new products could adversely affect the sales of certain of our existing products.

We believe that we must continue to make substantial investments to support ongoing research and development in order to remain competitive. We need to continue to develop and introduce new products that incorporate the latest technological advancements in outdoor image processing hardware, software and camera technologies in response to evolving customer requirements. We cannot assure you that we will be able to adequately manage product transition issues.  Our business and results of operations could be adversely affected if we do not anticipate or respond adequately to technological developments or changing customer requirements or if we cannot adequately manage inventory issues typically related to new product transitions and introductions. We cannot assure you that any such investments in research and development will lead to any corresponding increase in revenue.

Market acceptance of our new products depends upon many factors, including our ability to accurately predict market requirements and evolving industry standards, our ability to resolve technical challenges in a timely and cost-effective manner, qualify any new products with OEMs and achieve manufacturing efficiencies, the perceived advantages of our new products over traditional products and the marketing capabilities of our independent distributors and strategic partners, including Valeo’s ability to expand sales of AutoVue in the passenger car market. The success of our AutoVue system will also depend in part on the success of the automotive vehicles that incorporate our technology, as well as the success of optional equipment that OEMs bundle with our technologies.

Certain of the components used in our Vantage and AutoVue products may need to be re-engineered in the next 18 months as the industry is moving towards a standard of using lead-free components. We cannot assure you as to the timing of the adoption of this new standard or our ability to successfully redesign our products to incorporate compliant components and gain market acceptance of such redesigned products. In addition, if the standard is adopted earlier than anticipated we may experience a shortage of Vantage and AutoVue products as a result of potential scarcity of lead-free components.

Our business and results of operations could also be seriously harmed by any significant delays in our new product development. Certain of our new products could contain undetected design faults and software errors or “bugs” when first released by us, despite our testing. We may not discover these faults or errors until after a product has been installed and used by our customers. Any faults or errors in our existing products or in any new products may cause delays in product introduction and shipments, require design modifications or harm customer relationships, any of which could adversely affect our business and competitive position.

The Markets In Which We Operate Are Highly Competitive And Have Many More Established Competitors, Which Could Adversely Affect Our Sales Or The Market Acceptance Of Our Products. We compete with numerous other companies in our target markets including, but not limited to, large, multinational corporations, which include tier one automotive suppliers, and many smaller regional engineering firms. We expect such competition to increase due to technological advancements, industry consolidations and reduced barriers to entry. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could seriously harm our business, financial condition and results of operations. We have experienced more competition in our Vantage business in fiscal 2007 as the Department of Transportation in one of our largest sales territories has recently moved to a multisource contracting environment from one in which Iteris was the sole supplier. In addition, one of the other developers of LDW systems was recently acquired by a larger company. While this developer has not been a material competitor to date, we may experience more competition from this provider as a result of its greater access to resources from its acquirer, and additional competitors may enter this market in the future.

Many of our competitors have far greater name recognition and greater financial, technological, marketing and customer service resources than we do. This may allow them to respond more quickly to new or emerging technologies and changes in customer requirements. It may also allow them to devote greater resources to the development, promotion, sale and support of their products than we can. Recent consolidations of end users, distributors and manufacturers in our target markets have exacerbated this problem. As a result of the foregoing factors, we may not be able to compete effectively in our target markets and competitive pressures could adversely affect our business, financial condition and results of operations.

An Economic Slowdown Or The Significant Military Operations In The Middle East Or Elsewhere May Impact Government Funding Or Consumer Spending, Causing A Decline In Our Revenues.  In the near term, the funding of U.S. military operations in the Middle East or elsewhere may cause disruptions in funding of government contracts.  Since military operations of such magnitude are not routinely included in U.S. defense budgets, supplemental legislative funding actions are often required to finance such operations. Even when such legislation is enacted, it may not be adequate for ongoing operations, causing other government sources to be temporarily or permanently diverted.  Since a significant portion of our sales are derived from contracts with government agencies, such diversion of funds could produce interruptions in funding or delays in receipt of our contracts, causing disruptions and adversely effecting our revenue and operations.

Concerns about the recent international conflicts and terrorist and military actions, as well as concerns about inflation, decreased consumer confidence, and reduced corporate profits and capital spending have also resulted in a downturn in worldwide economic conditions, particularly in the United States. These unfavorable economic conditions may have a negative impact on customer orders (and also may result in decreased sales of automobiles and trucks that incorporate our LDW systems).  Such concerns may result in cancellations and rescheduling of backlog.  In addition, the recent decline in the U.S. real estate market, particularly in new home construction, could adversely impact new road construction resulting in a decline in Roadway Sensor and Automotive Sensor net sales and Transportation Systems contract revenues.  Any of the foregoing political, social and economic conditions make it extremely difficult for our customers, our suppliers and us to accurately forecast and plan future business activities and could result in a decline in our net sales and contract revenues. If such conditions continue or worsen, our business, financial condition and results of operations could be materially and adversely affected.

New Environmental Regulations May Result In A Decline In Our AutoVue Sales and Royalties.  Recent environmental regulations in Europe are expected to be in place during Fall 2006 which will require more stringent emissions compliance in new trucks manufactured, that could cause a decline in new truck sales in Europe in the near future.  Similar regulations have been announced in North America that may impact diesel engines built after January 2007, which could similarly impact North American OEM truck sales in general.  As a result, we may experience a decline in our LDW sales to truck OEMs related to these stricter regulations.

We Depend On Government Contracts And Subcontracts, And Because Many Of Our Government Contracts Are Fixed Price Contracts, Higher Than Anticipated Costs Will Reduce Our Profit And Could Adversely Impact Our Operating Results. A significant portion of our sales are derived from contracts with governmental agencies, either as a general contractor, subcontractor or supplier. Government contracts represented approximately 38.3%, 37.4% and 48.2% of our total net sales and contract revenues for the years ended March 31, 2006, 2005 and 2004, respectively. We anticipate that revenue from government contracts will continue to increase in the near future. Government business is, in general, subject to special risks and challenges, including:

•                  long purchase cycles or approval processes;

•                  competitive bidding and qualification requirements;

•                  the impact of international conflicts;

•                  performance bond requirements;

•                  changes in government policies and political agendas;

•                  delays in funding, including the delays in the allocation of funds to state and local agencies from the U.S. transportation bill;

•                  other government budgetary constraints and cut-backs; and

•                  milestone requirements and liquidated damage provisions for failure to meet contract milestones

In addition, a large number of our government contracts are fixed price contracts. As a result, we may not be able to recover any cost overruns we may incur. These fixed price contracts require us to estimate the total project cost based on preliminary projections of the project’s requirements. The financial viability of any given project depends in large part on our ability to estimate these costs accurately and complete the project on a timely basis. In the event our costs on these projects exceed the fixed contractual amount, we will be required to bear the excess costs. Such additional costs would adversely affect our financial condition and results of operations. Moreover, certain of our government contracts are subject to termination or renegotiation at the convenience of the government, which could result in a large decline in our net sales and contract revenues in any given quarter. Our inability to address any of the foregoing concerns or the loss or renegotiation of any material government contract could seriously harm our business, financial condition and results of operations.

Our Quarterly Operating Results Fluctuate As A Result Of Many Factors. Therefore, We May Fail To Meet Or Exceed The Expectations Of Securities Analysts And Investors, Which Could Cause Our Stock Price To Decline. Our quarterly revenues and operating results have fluctuated and are likely to continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. Factors that could affect our revenues include, among others, the following:

•                  changes in our pricing policies and the pricing policies of our suppliers and competitors, pricing concessions on volume sales, as well as increased price competition in general;

•                  the long lead times associated with government contracts or required by vehicle manufacturers;

•                  delays in government contracts from time to time, including from delays in the allocation of funds to state and local agencies from the U.S. government transportation bill;

•                  our ability to raise additional capital;

•                  our ability to control costs;

•                  the mix of our products and services sold in a quarter, which mix has varied and is expected to continue to vary from time to time;

•                  seasonality due to winter weather conditions;

•                  international conflicts and acts of terrorism;

•                  declines in new home construction and related road construction;

•                  our ability to develop, introduce, patent, market and gain market acceptance of new products, applications and product enhancements in a timely manner, or at all;

•                  market acceptance of the products incorporating our technologies and products;

•                  the size, timing, rescheduling or cancellation of significant customer orders;

•                  the introduction of new products by competitors;

•                  the availability and cost of components used in the manufacture of our products;

•                  our success in expanding and implementing our sales and marketing programs;

•                  the effects of technological changes in our target markets;

•                  the amount of our backlog at any given time;

•                  the nature of our government contracts;

•                  deferrals of customer orders in anticipation of new products, applications or product enhancements;

•                  risks and uncertainties associated with our international business;

•                  currency fluctuations and our ability to get currency out of certain foreign countries; and

•                  general economic and political conditions.

Due to all of the factors listed above as well as other unforeseen factors, our future operating results could be below the expectations of securities analysts or investors. If that happens, the trading price of our common stock could decline. As a result of these quarterly variations, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of our future performance.

We May Engage In Acquisitions Of Companies Or Technologies That May Require Us To Undertake Significant Capital Infusions And Could Result In Disruptions Of Our Business And Diversion Of Resources And Management Attention. We have historically acquired, and may in the future acquire, complementary businesses, products and technologies. Acquisitions may require significant capital infusions and, in general, acquisitions also involve a number of special risks, including:

•                  potential disruption of our ongoing business and the diversion of our resources and management’s attention;

•                  the failure to retain or integrate key acquired personnel;

•                  the challenge of assimilating diverse business cultures, and the difficulties in integrating the operations, technologies and information system of the acquired companies;

•                  increased costs to improve managerial, operational, financial and administrative systems and to eliminate duplicative services;

•                  the incurrence of unforeseen obligations or liabilities;

•                  potential impairment of relationships with employees or customers as a result of changes in management; and

•                  increased interest expense and amortization of acquired intangible assets.

Our competitors are also soliciting potential acquisition candidates, which could both increase the price of any acquisition targets and decrease the number of attractive companies available for acquisition. Acquisitions may also materially and adversely affect our operating results due to large write-offs, contingent liabilities, substantial depreciation, deferred compensation charges or intangible asset amortization, or other adverse tax or accounting consequences. We cannot assure you that we will be able to identify or consummate any additional acquisitions, successfully integrate any acquisitions or realize the benefits anticipated from any acquisition.

We Have Experienced Growth In Recent Periods. If We Fail To Manage Our Growth Effectively, We May Be Unable To Execute Our Business Plan And May Experience Future Weaknesses In Our Internal Controls. We have expanded our overall business, particularly in our Vantage and AutoVue product lines. In order to achieve our business objectives, we will need to continue to expand our business and add additional qualified personnel. Such expansion has placed and is expected to continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. If we are unable to successfully manage our growth, our business, financial condition and results of operations will be adversely affected.

To accommodate this growth, we launched a new ERP system in April 2006. Accordingly, we may experience problems commonly experienced by other companies in connection with such implementations, including but not limited to, potential bugs in the system, component or supply delays, training requirements and other integration challenges and delays. Any difficulties we might experience in connection with our new ERP system could have a material adverse effect on our financial reporting system and internal controls.

If We Do Not Keep Pace With Rapid Technological Changes And Evolving Industry Standards, We Will Not Be Able To Remain Competitive And There Will Be No Demand For Our Products. Our markets are in general characterized by the following factors:

•                  rapid technological advances;

•                  downward price pressure in the marketplace as technologies mature;

•                  changes in customer requirements;

•                  frequent new product introductions and enhancements; and

•                  evolving industry standards and changes in the regulatory environment.

Our future success will depend upon our ability to anticipate and adapt to changes in technology and industry standards, and to effectively develop, introduce, market and gain broad acceptance of new products and product enhancements incorporating the latest technological advancements. In particular, our LDW system is incorporated into automobiles and trucks that face significant technological changes in each model year and among different vehicle models. Accordingly, we must adapt our technology from time to time to function with such changes.

We May Not Be Able To Adequately Protect Or Enforce Our Intellectual Property Rights, Which Could Harm Our Competitive Position. If we are not able to adequately protect or enforce the proprietary aspects of our technology, competitors could be able to access our proprietary technology and our business, financial condition and results of operations will likely be seriously harmed. We currently attempt to protect our technology through a combination of patent, copyright, trademark and trade secret laws, employee and third party nondisclosure agreements and similar means. Despite our efforts, other parties may attempt to disclose, obtain or use our technologies or systems. Our competitors may also be able to independently develop products that are substantially equivalent or superior to our products or design around our patents. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. As a result, we may not be able to protect our proprietary rights adequately in the United States or abroad.

Litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation may also be necessary to defend against claims of infringement or invalidity by others. An adverse outcome in litigation or any similar proceedings could subject us to significant liabilities to third parties, require us to license disputed rights from others or require us to cease marketing or using certain products or technologies. We may not be able to obtain any licenses on terms acceptable to us, or at all. We also may have to indemnify certain customers or strategic partners if it is determined that we have infringed upon or misappropriated another party’s intellectual property. Any of these results could adversely affect our business, financial condition and results of operations. In addition, the cost of addressing any intellectual property litigation claim, including legal fees and expenses, and the diversion of management’s attention and resources, regardless of whether the claim is valid, could be significant and could seriously harm our business, financial condition and results of operations.

The Trading Price Of Our Common Stock Is Highly Volatile. The trading price of our common stock has been subject to wide fluctuations in the past. Since January 2000, our Class A common stock (now known as our common stock) has traded at prices as low as $0.45 per share and as high as $29.44 per share. The market price of our common stock could continue to fluctuate in the future in response to various factors, including, but not limited to:

•                  quarterly variations in operating results;

•                  our ability to control costs, improve cash flow and sustain profitability;

•                  our ability to raise additional capital;

•                  shortages announced by suppliers;

•                  announcements of technological innovations or new products or applications by our competitors, customers or us;

•                  transitions to new products or product enhancements;

•                  acquisitions of businesses, products or technologies;

•                  the impact of any litigation;

•                  changes in investor perceptions;

•                  government funding, political agendas and other budgetary issues;

•                  changes in earnings estimates or investment recommendations by securities analysts; and

•                  international conflicts, political unrest and acts of terrorism.

In addition, options to purchase an aggregate of approximately 1.5 million shares of our common stock at a weighted average price of $0.53 per share terminate on or prior to September 30, 2007.  Our common stock has traditionally been thinly traded. The exercise of these options and the sale of a large number of shares of our common stock could cause our stock price to decline.

The stock market in general has recently experienced volatility, which has particularly affected the market prices of equity securities of many technology companies. This volatility has often been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, companies that have experienced volatility in the market price of their securities have been the subject of securities class action litigation. If we were to become the subject of a class action lawsuit, it could result in substantial losses and divert management’s attention and resources from other matters.

Our International Business Operations May Be Threatened By Many Factors That Are Outside Of Our Control. We currently market our AutoVue and Vantage products internationally and we anticipate that our international operations will expand in the near future. International business operations are subject to various inherent risks including, among others:

•                  currency fluctuations and restrictions;

•                  political, social and economic instability;

•                  longer accounts receivable payment cycles;

•                  import and export license requirements and restrictions of the United States and each other country in which we operate;

•                  unexpected changes in regulatory requirements, tariffs and other trade barriers or restrictions;

•                  the burdens of compliance with a wide variety of foreign laws and more restrictive labor laws and obligations;

•                  difficulties in managing and staffing international operations;

•                  potentially adverse tax consequences; and

•                  reduced protection for intellectual property rights in some countries.

All of our international sales are denominated in U.S. dollars. As a result, an increase in the relative value of the dollar could make our products more expensive and potentially less price competitive in international markets. We do not engage in any transactions as a hedge against risks of loss due to foreign currency fluctuations.

Any of the factors mentioned above may adversely affect our future international sales and, consequently, affect our business, financial condition and operating results. Furthermore, as we increase our international sales, our total revenues may also be affected to a greater extent by seasonal fluctuations resulting from lower sales that typically occur during the summer months in Europe and other parts of the world.

We Could Experience Negative Financial Impacts Arising From Developments In Contingencies Created Under Our Previous Structure Or By Former Subsidiaries. Although we divested ourselves of all business units, with the exception of our Iteris business, from time to time we could experience unforeseen developments in contingencies related to our former subsidiaries. For example, we recently entered into a settlement agreement in connection with a lawsuit brought against Mariner Networks, Inc., one of our former subsidiaries, by one of Mariner’s suppliers, pursuant to which we issued 88,912 shares of our common stock to this supplier (valued at $213,000 as of the date of issuance), paid this supplier $125,000 on October 20, 2006 and are required to pay an additional $350,000 in 36 equal monthly installments of $9,700 beginning in November 2006.  Although we are not aware of any other material contingencies, it is possible that other matters could be brought against us in connection with activities related to former subsidiaries and that such matters could materially and adversely affect our financial results and cash flows.

Some Of Our Directors, Officers And Their Affiliates Can Control The Outcome Of Matters That Require The Approval Of Our Stockholders, And Accordingly We Will Not Be Able To Engage In Certain Transactions Without Their Approval. As of September 30, 2006, our officers and directors owned approximately 14% of the outstanding shares of our common stock (and approximately 22% of our common stock when including options, warrants and other convertible securities held by them which are currently exercisable or convertible or will become exercisable or convertible within 60 days after September 30, 2006). As a result of their stock ownership, our management will be able to significantly influence the election of our directors and the outcome of corporate actions requiring stockholder approval, such as mergers and acquisitions, regardless of how our other stockholders may vote. This concentration of voting control may have a significant effect in delaying, deferring or preventing a change in our management or change in control and may adversely affect the voting or other rights of other holders of common stock.

Certain Anti-Takeover Provisions May Affect The Price Of Our Common Stock And Discourage A Third Party From Acquiring Us. Certain provisions of our certificate of incorporation and our stockholder rights plan could make it difficult for a third party to acquire us, even though an acquisition might be beneficial to our stockholders. Such provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Under the terms of our certificate of incorporation, our Board of Directors is authorized to issue, without stockholder approval, up to 2,000,000 shares of preferred stock with voting, conversion and other rights and preferences superior to those of our common stock. Our future issuance of preferred stock could be used to discourage an unsolicited acquisition proposal. In addition, in March 1998, we adopted a stockholder rights plan and declared a dividend of preferred stock purchase rights to our stockholders. We amended this plan in May 2004. In the event a third party acquires more than 15% of the outstanding voting control of our company or 15% of our outstanding common stock, the holders of these rights will be able to purchase the junior participating preferred stock at a substantial discount off of the then current market price. The exercise of these rights and purchase of a significant amount of stock at below market prices could cause substantial dilution to a particular acquirer and discourage the acquirer from pursuing our company. The mere existence of a stockholder rights plan often delays or makes a merger, tender offer or proxy contest more difficult.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.  Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC.  Pursuant to the SEC rules, this prospectus, which forms a part of the registration statement, does not contain all of the information in such registration statement.  You may read or obtain a copy of the registration statement from the SEC in the manner described above.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  The documents we incorporate by reference are:

1.                                       Our Annual Report on Form 10-K for the fiscal year ended March 31, 2006 filed with the SEC on June 29, 2006;

2.                                       Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed with the SEC on August 14, 2006;

3.                                       Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the SEC on November 14, 2006;

4.                                       Our Current Reports on Form 8-K filed with the SEC on July 26, 2006, August 21, 2006, October 3, 2006, October 19, 2006 and October 20, 2006; and

5.                                       The description of our common stock (including the description of our preferred stock purchase rights) contained in our registration statement on Form 8-A filed with the SEC on December 8, 2004, including any amendment or report filed for the purpose of updating such description.

In addition, we incorporate by reference all reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and prior to the termination of this offering and all such reports and documents will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.  We expressly exclude from such incorporation information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K.  Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference.  Requests for documents should be submitted in writing to the Secretary, at Iteris, Inc., 1515 South Manchester Avenue, Anaheim, California 92802, or by telephone at (714) 774-5000.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management.  In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors.”  Given these uncertainties, you should not place undue reliance on these forward-looking statements.  Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus.  You should read this prospectus and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we expect.  Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

The shares of common stock covered by this prospectus will be sold or otherwise disposed of by the selling stockholders, and the selling stockholders will receive all of the proceeds from dispositions of such shares or interests therein.  We will not receive any proceeds from the disposition of the shares covered by this prospectus or interests therein.  However, we will receive the proceeds from any exercise of the warrants by payment of cash by the selling stockholders, which proceeds would be used for our general corporate purposes.

SELLING STOCKHOLDERS

The shares covered by this prospectus are issuable to the selling stockholders upon the exercise of warrants to purchase shares of our common stock.  The warrants, which were issued on September 28, 2006, are immediately exercisable, have an exercise price of $3.25 per share, subject to adjustment in specified circumstances and expire in September 2011.  We may redeem all of the warrants, at a price of $0.01 per share of common stock then purchasable pursuant to the warrants, if the closing bid price of one share of our common stock equals or exceeds $6.50 for 20 consecutive trading days after the registration statement of which this Prospectus is a part is declared effective and certain other conditions are met, subject to the rights of the holders thereof to exercise the warrants prior to the redemption date.  In order to exercise this redemption option, we must redeem all of the warrants on the same terms.

We agreed to effect a shelf registration (of which this prospectus is a part) to register all of the shares issuable upon exercise of the Warrants to permit selling stockholders and their donees, pledgees, transferees or other successors-in-interest to dispose of their shares or interests therein from time to time.

This prospectus also covers any additional shares of common stock which become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of our outstanding shares of common stock.  In addition, this prospectus covers the preferred stock purchase rights which currently trade with the common stock and entitle the holder to purchase additional shares of common stock under certain circumstances.  See “Risk Factors — Certain Anti-Takeover Provisions May Affect The Price Of Our Common Stock And Discourage A Third Party From Acquiring Us.”

Except as otherwise indicated in the footnotes, the following table sets forth the number of shares of our common stock beneficially owned by the selling stockholders as of November 1, 2006, based on the selling stockholders’ representations regarding their ownership.  We cannot estimate the number of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may sell all or some of their shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the selling stockholders’ shares.  For purposes of the table below, we assume that all shares owned by the selling stockholders which are offered by this prospectus will be sold.

Except as indicated in this section, we are not aware of any material relationship between us and the selling stockholders within the past three years other than as a result of the selling stockholders’ beneficial ownership of our common stock.

	Beneficially Owned Before Offering			Number of		Beneficially Owned After Offering(1)
Selling Stockholders	Number of Shares		Percent(2)	Shares Being Offered in Offering		Number of Shares		Percent(2)

Special Situations Fund III QP, L.P.	4,549,658	(3)	14.7%	128,299	(4)	4,303,408	(3)	13.9%

Special Situations Fund III, L.P.	4,549,658	(3)	14.7	11,246	(4)	4,303,408	(3)	13.9

Special Situations Cayman Fund, L.P.	4,549,658	(3)	14.7	41,035	(4)	4,303,408	(3)	13.9

Special Situations Private Equity Fund, L.P.	4,549,658	(3)	14.7	65,670	(4)	4,303,408	(3)	13.9

*	Less than 1%

(1)

This table assumes that all shares owned by the selling stockholders which are offered by this prospectus are being sold. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. The selling stockholders may also offer and sell less than the number of shares indicated. The selling stockholders are not making any representation that any shares covered by this prospectus will or will not be offered for sale.

(2)

Based on 30,685,110 shares of common stock outstanding on November 1, 2006. Shares of common stock subject to options, warrants or convertible debentures which are exercisable within 60 days of November 1, 2006 are deemed to be beneficially owned by the person holding such options, warrants or convertible debentures for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. Other than as described in the preceding sentence, shares issuable upon exercise of outstanding options, warrants or convertible debentures are not deemed to be outstanding.

(3)

Consists of (i) an aggregate of 246,250 shares issuable upon exercise of warrants that were issued to Special Situations Fund III QP, L.P. (“SSF III QP”), Special Situations Fund III, L.P. (“SSF III”), Special Situations Cayman Fund, L.P. (“SSF Cayman”) and Special Situations Private Equity Fund, L.P. (“SSF PE,” and collectively with SSF III QP, SSF III and SSF Cayman, the “Special Situations Funds”) and (ii) 2,266,850 shares held by SSF III QP, 198,705 shares held by SSF III, 728,203 shares held by SSF Cayman and 1,109,650 shares held by SSF PE. MGP Advisors Limited (“MGP”) is the general partner of SSF III QP and the general partner of and investment adviser to SSF III. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP, the general partner of and investment adviser to SSF Cayman and the investment adviser to SSF III QP and SSF PE. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP and AWM. Through their control of MGP and AWM, Messrs. Marxe and Greenhouse share voting and investment control over the portfolio securities of each of the Special Situations Funds.

(4)	Consists of shares of common stock issuable upon exercise of a warrant which is currently exercisable.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•                  a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

LEGAL MATTERS

The legality of the shares offered hereby will be passed upon for Iteris by Dorsey & Whitney LLP, Irvine, California.

EXPERTS

The financial statements and schedule incorporated by reference in this prospectus and registration statement have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report, and are incorporated by reference in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

Ernst & Young LLP, our previous independent registered public accounting firm, have audited our consolidated financial statements and schedule for the year ended March 31, 2004 included in our Annual Report on Form 10-K for the year ended March 31, 2006, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement.  Such consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

We have not authorized any person to make a statement that differs from what is in this prospectus.  If any person does make a statement that differs from what is in this prospectus, you should not rely on it.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

TABLE OF CONTENTS

RISK FACTORS

WHERE YOU CAN FIND MORE INFORMATION

FORWARD-LOOKING STATEMENTS

USE OF PROCEEDS

SELLING STOCKHOLDERS

PLAN OF DISTRIBUTION

LEGAL MATTERS

EXPERTS

ITERIS, INC.

246,250 Shares
of
Common Stock

PROSPECTUS